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Exhibit 14.3

U.S. MARKET ANALYSIS
VENEZUELA CRUDE OIL AND REFINED PRODUCTS

Prepared For:
PDVSA Finance Ltd.
Prepared by:

Houston—Los Angeles
London—Calgary
Buenos Aires—Singapore

June 2003	S.N. Fekete
R.A. McKetta

H3654

TABLE OF CONTENTS

TABLE OF CONTENTS		2
I.	INTRODUCTION	3
II.	SUMMARY	4
III.	CRUDE OIL IMPORTS	6
	DESIGNATED CUSTOMERS AND U.S. IMPORT MARKET	10
	STRUCTURAL IMPEDIMENTS TO INCREASE OR DIVERT CRUDE VOLUMES	12
	FACTORS FURTHER LIMITING MARKET PENETRATION BY PDVSA	12
IV.	REFINED PETROLEUM PRODUCTS	15
V.	APPENDIX	16
APPENDIX TABLES		16
A1	SOUR CRUDE OIL IMPORTS BY SOURCE	17
A2	2002 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION	18
A3	2001 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION	22
A4	2000 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION	23
A5	2002 PADD I REFINED PETROLEUM PRODUCTS BY IMPORTER	25
A6	2001 PADD I REFINED PETROLEUM PRODUCTS BY IMPORTER	27

I. INTRODUCTION

        Purvin & Gertz, Inc. ("Purvin & Gertz") was engaged by PDVSA Finance Ltd. ("PDVSA Finance") to assess the markets for Venezuelan type crude oils and Venezuelan refined petroleum products relative to the present customer relationships and contracts of Petróleos de Venezuela S.A. and its subsidiaries ("PDVSA"), with a particular focus on the United States and the Designated Customers included in the PDVSA Finance Ltd. ("PDVSA Finance") Annual Report, as filed on Form 20-F, for the 2002 fiscal year, to which this report is an annex. Purvin & Gertz has been retained on a continuous basis to provide an annual update of this report for inclusion in the annual report. Purvin & Gertz' analysis is based to a large extent on information available from public sources, primarily sources such as the Energy Information Service (the "EIA") of the United States government and the United States Customs Service, and information available from the American Petroleum Institute (the "API"), as well as a variety of trade publications.

        Throughout this report, the term "MB/D" and "MBPD" refers to thousand barrels per day.

        This report was prepared for the sole benefit of the client. The distribution and use of this report by ratings agencies, PDVSA and the current and potential owners of PDVSA Finance debt securities is permissible for the purposes described below. No further distribution is to be made without the written consent of Purvin & Gertz. Purvin & Gertz understands that this report will be included as an annex to the PDVSA Finance Annual Report, as filed on Form 20-F, for the fiscal year ended December 31, 2002, and which may be used for purposes relating to the offer and sale of debt securities by PDVSA Finance. Purvin & Gertz consents to this report being included in such documents subject to the limitations expressed by PDVSA Finance for all information presented therein as well as those below.

        Purvin & Gertz conducted this analysis and prepared this report utilizing reasonable care and skill in applying methods of analysis consistent with normal industry practice. All results are based on information available at the time of review. Changes in factors upon which the review is based could affect the results. NO IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY. Some of the information on which this report is based is from other sources, including public sector data. Purvin & Gertz has utilized such information without verification unless specifically noted otherwise. Purvin & Gertz accepts no liability for errors or inaccuracies in information provided by others.

        Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Offering Memorandum for the debt securities.

II. SUMMARY

        In recent years, PDVSA has been the largest supplier of crude oil and refined petroleum products to the United States. As shown in the following table, PDVSA had a 17% share of imports of the sum of heavy sour crude oil, light sour crude oil and refined petroleum products into the combined U.S. East Coast, U.S. Midwest, and U.S. Gulf Coast regional markets in 2002. These markets together represent over 90% of the U.S. sour crude oil import market.

PDVSA MARKET SHARE

East Coast, Gulf Coast and Midwest Regions

	2002			2001			2000
	Total	PDVSA		Total	PDVSA		Total	PDVSA
	MB/D	MB/D	%	MB/D	MB/D	%	MB/D	MB/D	%
Heavy Sour Crude Oil	3,064	910	30%	3,109	1,144	37%	2,769	960	35%
Light Sour Crude Oil	2,379	164	7%	2,535	45	2%	2,546	122	5%
Refined Petroleum Products	1,658	128	8%	1,672	196	12%	1,392	217	16%

	7,101	1,202	17%	7,315	1,385	19%	6,707	1,299	19%

        The 2002 reduction in market share and total exports to the U.S. reflects a very significant reduction in production of crude and products in Venezuela in December 2002 caused by a strike affecting PDVSA operations as well as reduced OPEC production ceilings.

        Venezuelan crude oil production is generally characterized as heavy (meaning less than 30o API gravity) and sour (meaning greater than 0.7% sulfur content by weight). To economically process heavy sour crude oil into higher value petroleum products generally requires a high level of refining complexity. The United States, Venezuela, and the Caribbean possess most of the complex sour crude oil refining capacity in the Atlantic Basin. Capacity outside these areas to process heavy sour crude oil, mainly in Northwest Europe, is limited.

        PDVSA's substantial U.S. market share has been enhanced by acquisitions and joint ventures by PDVSA and an effective wholesale marketing strategy. Through its U.S. affiliates including CITGO and Hovensa in the U.S. Virgin Islands (USVI), PDVSA has acquired or entered into agreements involving refineries capable of efficiently processing sour crude oil. PDVSA currently owns or controls through joint venture arrangements more than 1,000,000 B/D of refinery capacity in the United States and the USVI. These refineries processed about 73% of PDVSA's crude oil exports to Designated Customers in the United States and the USVI in 2002, equal to 820,000 B/D of sour crude oil imports (Page 9—Designated Customer Table). As a result of PDVSA's acquisitions and marketing strategy, the Designated Customers of PDVSA Finance together represented more than 85% (Page 9—Designated Customer Table) of sour crude oil imports into PADDs I, II and III of the U.S. in 2002, leaving no other significant customers in the United States capable of processing large quantities of incremental sour crude oil. This concentration of 85% of the entire market for crude similar to Venezuela's production among Designated Customers is, in itself, an effective barrier to potential diversion of crude to alternative customers.

        The sour crude oil capacity utilization rate of the complex refineries in the United States processing sour crude oil was over 94% in 2002 (Table A2), leaving only about 567 MBPD of unutilized capacity. After excluding refineries capable of processing sour crude but which chose instead to process light sweet North Sea crude oil, inland refineries not capable of receiving foreign imports, and asphalt refineries where operating rate is seasonal, this equates to only about 7% of total available sour crude oil capacity in these markets. Sustained levels of over 95% utilization of capacity are difficult to maintain industry wide. Further expanding PDVSA's market for sour crude oil would likely require significant capital investment and/or crude oil price discounting to displace customary supplies. A significant portion of PDVSA's heavy sour crude oil production simply could not be diverted from the Designated Customers due to refinery processing limitations. In conclusion, based on Purvin & Gertz' study of the U.S. and Atlantic Basin markets for PDVSA's crude oil production and PDVSA's high degree of market penetration, realistically, PDVSA would not be able to divert large quantities of its crude oil supplies to customers outside the group of Designated Customers in the United States or elsewhere without severe financial consequences.

III. CRUDE OIL IMPORTS

        Venezuelan crude oil production is generally characterized as heavy (meaning less than 30o API gravity) and sour (meaning greater than 0.7% sulfur content by weight). In 2002, 88% of PDVSA's crude oil exports to the U.S. PADD I through III market were sour crude oil. About 85% of sour crude exports were heavy sour crude oil in 2002, down from 96% in 2001, in part due to increased light oil capacity including from syncrude projects and in part due to OPEC production controls which favor maximization of lighter oil exports for revenue maximization in the period. To economically process Venezuelan heavy sour crude oil into higher value refined petroleum products generally requires a relatively high level of refining complexity. Venezuelan sour crude oil imported in 2002 into the combined U.S. East Coast, Midwest, and Gulf Coast regional markets had an average API gravity of 21.4° and a sulfur content of 2.2% by weight (from Purvin & Gertz import data base). The PADD (Petroleum Administration for Defense District) designation is used by the DOE to report fuels statistics. This regional grouping is defined as PADDs I-III. As a point of comparison, the sour crude oil imported into the combined U.S. East Coast, Gulf Coast and Midwest regional markets of the U.S. in 2002 excluding the sour crude oil volume supplied by PDVSA had an average API gravity of 27.5° and a sulfur content of 2.6% by weight (From PGI import data base). The United States, Venezuela and the Caribbean possess most of the heavy sour crude oil refining capability in the Atlantic Basin, and the capacity outside these areas to process heavy sour Venezuelan crude oil is limited.

        In late 2002, a strike in Venezuela resulted in greatly reduced operating levels in PDVSA. Crude production was reduced from around 3 million B/D in November 2002 to about 600,000 B/D in January 2003. The production levels have risen significantly since, with June 2003 levels expected to be between 2.6 million B/D and 3 million B/D according to the U.S. EIA in a May 2003 report. The EIA has reported Venezuelan production figures only through March. The following graph shows the monthly trend in crude oil production and U.S. imports of Venezuelan crude oil for reported data available from the U.S. Customs Service as of June 1, 2003. U.S. imports can be expected to recover along with estimated increased production as newer data becomes available.

        As shown on the table of Sour Crude Imports by Source on page 6, in 2002, heavy sour crude imports into the US PADD I-III region in 2002 declined 1.4% from 2001 due in part to OPEC cutbacks of sour crude oil for exports and imports to PDVSA reduced year-end production. Mexico's increase was the significant reason for the total decrease not being more significant. PDVSA's market share in 2002 fell to 19% of total sour crude imports from levels near 20% from 1999 to 2001. Prior to 1998, PDVSA realized a total sour crude market share of around 25%. As a result of low crude oil prices in 1998, the OPEC nations including Venezuela committed to a series of production cuts. The effect of these cuts can be seen in the table with a net reduction in Venezuelan imports of 195 MB/D between 1998 and 1999. Furthermore, Middle East imports into the United States did not change significantly from previous years as Saudi Arabia reduced crude exports to other world markets while continuing to supply the US market at historic rates. For example, Iraq, who is not an OPEC member, doubled crude oil imports into the US from 1998 to 1999 while maximizing their production output as limited by United Nations sanctions.

        PDVSA continues to be one of the largest suppliers of crude oil and products to the U.S. with a 17% share of imports into the combined U.S. East Coast (PADD I), U.S. Midwest (PADD II) and U.S. Gulf Coast (PADD Ill) regional markets in 2002 (table below). If the Hovensa refinery in the USVI (PADD VI) were included then the PDVSA would represent 20% of total imports. The Hovensa refinery exports most products produced to the U.S. East Coast and, therefore, essentially acts as an East Coast refinery. PDVSA is the largest foreign supplier of heavy sour crude oil into these markets, which together represented 90% of the U.S. crude oil import market in 2002 (from Purvin & Gertz data base). The U.S. Rocky Mountain (PADD IV) region and the U.S. West Coast (PADD V) region are not considered competitive markets for Venezuelan crude oil due to logistical and competitive advantages possessed by Canadian production (in the case of PADD IV), and by Californian, Alaskan and Pacific Basin production (in the case of PADD V).

PDVSA MARKET SHARE (MB/D), 2002

East Coast, Gulf Coast and Midwest Regions

	Sour Crude Oil	Products	Total Import	%
PDVSA	1,074	128	1,202	17%
Saudi Arabia	1,404	12	1,417	20%
Mexico	1,429	14	1,443	20%
Canada	716	314	1,031	15%
Other	819	1,189	2,009	28%

Total	5,443	1,658	7,101	100%

        Venezuela's crude exports to the U.S. are 88% sour, as shown in the table below. Of the sour crude, all of the imports in 2002 not allocated to PADD I-III were imported by Hovensa (PADD VI), excepting a few thousand B/D shipped to the West Coast (PADD V) for specialty asphalt purposes.

2002 TOTAL U.S. VENEZUELAN CRUDE IMPORTS

	MB/D	%
Sweet	166	12
Light Sour	195	14
Heavy Sour	1,039	74

Total	1,400	100
Total Sour	1,234	88

        The following table summarizes total PADD I, II, and Ill crude oil imports for 1998 through 2002. The tables demonstrate that the Gulf Coast (PADD Ill) is the largest of the three illustrated U.S. sour crude oil and heavy sour crude oil import markets. The table also illustrates that PDVSA's market share for crude oil and heavy sour crude oil in particular is substantial, particularly in the East and Gulf Coast regions. In the Midwest region (PADD II), where Canadian crude oil has a significant transportation advantage over Venezuelan crude oil, PDVSA's market share is much lower than in the other two regions.

SOUR CRUDE OIL IMPORTS BY SOURCE (MB/D)

	Total Sour Crude					Heavy Sour Crude
	PADD I	PADD II	PADD III	Total	%	PADD I	PADD II	PADD III	Total	%
2002 PDVSA	91	28	955	1,074	19%	74	13	823	910	29%
Canada	84	631	1	716	13%	27	520	0	546	18%
Mexico	47	10	1,372	1,429	25%	45	7	1,126	1,178	38%
Mid East	217	245	1,431	1,894	34%	47	1	187	234	8%
Other	92	26	212	330	6%	41	18	137	195	6%
Total	532	940	3,971	5,443		234	557	2,273	3,064
2001 PDVSA	136	44	1,010	1,189	21%	136	42	966	1,144	37%
Canada	62	682	0	744	13%	51	505	0	556	18%
Mexico	38	17	1,186	1,241	22%	38	1	960	1,000	32%
Mid East	212	278	1,814	2,304	41%	30	15	229	274	9%
Other	32	15	118	165	3%	30	11	95	135	4%
Total	479	1,036	4,128	5,643		284	574	2,250	3,109
2000 PDVSA	168	56	858	1,082	20%	164	48	748	960	35%
Canada	64	738	16	817	15%	53	513	0	566	20%
Mexico	34	41	1,072	1,148	22%	34	27	724	785	28%
Mid East	178	265	1,703	2,145	40%	36	23	302	361	13%
Other	24	8	91	123	3%	20	5	72	97	4%
Total	469	1,107	3,739	5,315		308	615	1,883	2,769
1999 PDVSA	158	147	735	1,040	20%	139	115	588	842	34%
Canada	65	641	1	706	14%	15	393	1	409	16%
Mexico	25	47	1,007	1,078	21%	21	25	633	678	27%
Middle East	151	288	1,671	2,110	41%	49	27	317	393	16%
Other	60	27	171	258	5%	43	15	102	160	6%
Total	458	1,150	3,584	5,193		268	574	1,640	2,483
1998 PDVSA	203	124	908	1,235	24%	196	79	839	1,114	38%
Canada	61	739	5	805	15%	6	530	3	539	18%
Mexico	27	61	1,091	1,179	22%	22	34	730	786	27%
Middle East	163	233	1,433	1,829	35%	39	9	318	366	13%
Other	83	26	113	222	4%	46	15	62	123	4%
Total	537	1,183	3,550	5,270		309	667	1,952	2,928

        Total sour crude oil imports into PADD I have increased steadily since 1999 to 532 MB/D in 2002. The Middle East (primarily Saudi Arabia), and Venezuela are the largest sour crude oil importers into PADD l. PDVSA market share decreased significantly in 2002 to 17% of total sour crude oil and 31% of heavy sour crude oil. In comparison, PDVSA 2001 imports represented 28% of total sour crude oil and 48% of heavy sour crude oil. The reduction between 2002 and 2001 is due to the combination of OPEC quote cutback and the reduction in Venezuelan production following the strike late in the year. A similar reduction was observed in 1999 when PDVSA's market share due to the OPEC reductions decreased to 52% of heavy sour crude from 63% in 1998. Market share for Canadian, Mexican and other sources increased due to the decline from OPEC sources. PDVSA has historically been and continues to be the largest importer of heavy sour crude oil and one of the largest importers of total sour crude oil into PADD I.

        Canada is the largest exporter to PADD II for all crude oil types. In 2002, Canada accounted for about 67% of the total sour crude oil imported into PADD II, a substantial increase over 1999 and consistent with 2001 and historical norms. PDVSA had a total sour crude oil import market share in PADD II of approximately 3% in 2002 which is a decrease from prior years. Middle East importers maintained their share of sour crude oil imports in 2002 at 26% while Mexico's share of sour crude oil decreased to 1% in 2002. Heavy sour crude oil imports into PADD II are dominated by Canada, which had a 93% market share in 2002. Parity pricing by PDVSA to gain market share into the U.S. Midwest would result in lower netback crude oil values than could be received by incremental sales into the U.S. Gulf Coast. For this reason, there appears to be little incentive for PDVSA to seek a greater market share in PADD II and explains the loss of market share since 1998. This strategy became apparent in 1998 as the PDVSA affiliate refinery in Lemont, Illinois increased its imports of Canadian crude from 42% in 1997 to 71% in 1998 at the expense of Venezuelan imports. This was a direct result of the complete buyout of the refinery by PDVSA from Unocal in 1997. With Canadian crude being logistically advantaged to the Lemont refinery versus imports of foreign crude oil transported from the US Gulf Coast, PDV Midwest (through it's operating affiliate CITGO) chose to process Canadian crude oil at Lemont allowing sale of the displaced Venezuelan crude oil to other refineries. This strategy continued in 2002 with Canadian imports into the Lemont refinery representing 83% of their sour crude oil imports.

        Middle Eastern producers retained their traditional position as the largest sour crude oil exporters into PADD Ill with a 36% market share in 2002. PDVSA supplied 24% of total PADD III sour imports, but had a larger market share of heavy sour crude oil with 36%. This is lower than the market share observed in 2001, with Mexican imports increasing substantially. The breakdown of light/heavy sour crude oil imports into PADD Ill had historically been 45% / 55% but this ratio shifted in 1999 to 48% heavy crude oil as a result of the OPEC cutbacks and the strategy to place higher volumes of higher priced light sour crude oil. This ratio has gradually shifted back to historic norms and in 2002 the ratio of light/heavy crude oil sales was above the historic norm at 57% heavy sour crude. The Middle East provided the largest amount of crude oil imports which made a step change increase in 1999 as Middle East imports increased in the U.S. relative to PDVSA and Mexican (non-OPEC) imports. Saudi Arabia and Kuwait met their OPEC reduction quotas through cutbacks in other world markets. PDVSA's market share of heavy sour crude oil had gradually rebounded since 1999 and reached historic norms with a 43% share in 2001. The decline in 2002 to 36% was caused by a combination of reduced OPEC quotas, increased availability of lighter crudes and the reduction in production at year-end due to the Venezuelan strike. As a result, PDVSA fell below Mexico as the largest supplier of heavy crude into PADD III.

        Sour crude oil imports to the Hovensa refinery in St. Croix, USVI increased substantially from 51 MB/D in 1998 to 232 MB/D in 1999. This has slowly decreased from 2000 to 2002 to 180 MB/D. St. Croix is in PADD VI which includes all of the U.S. Caribbean Territories. PDVSA has a 50% interest in the St. Croix refinery along with Amerada Hess. It has recently started a coker complex to enhance processing economics of heavier sour Venezuelan crude oil. The St. Croix refinery exports substantially all of its product output into the U.S. market, primarily into PADD I. Although the Hovensa refinery is in PADD VI, because the refinery exports most of its product into the U.S. market, Hovensa is effectively a PADD I refinery as it affects product balances.

DESIGNATED CUSTOMERS AND U.S. IMPORT MARKET

        PDVSA's high U.S. market share has been enhanced by acquisitions and joint ventures by PDVSA, and an effective wholesale marketing strategy. Through its U.S. affiliates, including CITGO and Hovensa in the USVI, PDVSA has acquired or entered into agreements with refineries capable of efficiently processing heavy sour crude oil. PDVSA currently owns or controls, through joint venture arrangements, more than 1,000,000 B/D of refinery capacity in the U.S., and in 2002, approximately 62% of Venezuelan sour crude oil exports to the U.S. went into these affiliated facilities or 67% when including the Hovensa refinery in the USVI. These rise to 67% and 73%, respectively, for exports to Designated Customers.

        The table on the following page lists the primary Designated Customers for PDVSA Finance ranked by total barrels of sour crude oil imported into PADDs I, II, and III in 2002 and the breakdown of supply for major sour crude oil sources. As the table illustrates, Designated Customers of PDVSA Finance together represented more than 85% of the sour crude oil imports into the U.S. in 2002, leaving no other significant customers in the U.S. for sour crude oil. PDVSA's sour crude oil import market share among these customers is about 24%.

U.S. ELIGIBLE CUSTOMER IMPORT SUMMARY (1)

	Sour Imports (MB/D)					2002 (MB/D)
	2002%	2002	2001	2000	1999	PDVSA	Mexico	Middle East	Canada	Other
ExxonMobil(2)	15.9%	896	886	875	—	109	407	220	57	102
Equiva Trading International LLC(3)	10.8%	610	635	640	764	16	4	558	—	32
Valero	7.6%	426	479	383	358	10	49	329	8	29
ChevronTexaco(4)	6.4%	362	368	—	—	16	171	164	—	11
Marathon Ashland	6.4%	359	378	370	376	1	96	209	53	0
CITGO	6.4%	358	386	366	377	297	—	37	—	24
Phillips	5.8%	328	158	115	103	146	5	87	76	14
BP	5.3%	298	307	324	340	—	39	96	135	28
Flint Hills(5)	4.9%	276	311	307	295	14	8	23	230	1
Lyondell CITGO	4.3%	244	241	237	220	217	—	26	—	1
Conoco	3.2%	183	186	159	184	60	98	2	5	18
Hovensa LLC(6)	3.2%	180	186	215	232	151	—	26	—	4
Murphy Oil	1.8%	101	127	126	102	41	8	19	24	8
PDV Midwest	1.2%	65	75	121	125	10	—	1	54	—
Hunt Refining	0.5%	29	27	27	30	—	14	15	—	—
Ergon Refining	0.3%	18	19	20	20	9	—	—	—	10
Farmland Industries	0.3%	16	25	—	—	13	—	—	—	4
Coastal	0.3%	16	47	109	90	7	—	—	—	9(7)
Trigeant	0.3%	15	13	25	24	7	6	—	—	2
Giant(8)	0.2%	9	—	—	—	—	—	—	—	9
Fina Oil & Chem	0.1%	5	3	33	43	5	—	—	—	—
NCRA	0.0%	3	6	32	38	—	—	—	3	—
Sinclair	0.0%	—	4	5	4	—	—	—	—	—
Texaco	0.0%	—	—	—	2	—	—	—	—	—
Mobil	0.0%	—	—	—	507	—	—	—	—	—
Chevron	0.0%	—	—	339	330	—	—	—	—	—
Exxon	0.0%	—	—	—	286	—	—	—	—	—
Total Designated Customers	85.2%	4,797	4,868	4,830	4,851	1,127	906	1,811	645	307
Shell	5.1%	285	188	169	188	0	284	0	0	1
Orion	2.1%	121	126	58		66	48	4	0	3
Premcor (Clark)	4.3%	245	215	237	222	7	190	27	2	18
United Refining	1.0%	58	61	64		0	0	0	58	0
Lion	0.6%	34	34	29		0	0	34	0	0
Other	1.5%	84	218	142	164	24	0	43	11	6

TOTAL ELIGIBLE CUSTOMERS	100.0%	5,623	5,712	5,530	5,425	1,225	1,429	1,919	716	334

(1)
Refineries in bold are PDVSA affiliates or joint venture partners.

(2)
ExxonMobil is the newly combined Exxon & Mobil.

(3)
Equiva Trading International LLC is a trading company established by Equilon Enterprises LLC (owned by Shell Oil Company and Texaco Inc.) and Motiva Enterprises LLC (owned by Shell Oil Company, Texaco Inc. and Saudi Refining Inc.) With the Chevron Texaco merger in 2002, Equiva Trading now operates for the benefit of Shell Oil Company and Motiva Enterprises.

(4)
ChevronTexaco is the newly combined Chevron & Texaco.

(5)
Flint Hills was formerly Koch.

(6)
Hovensa LLC (formerly Amerada Hess) is located in St. Croix, USVI which is considered PADD VI.

(7)
Trigeant was formerly Neste.

(8)
Refers to the Giant Yorktown, VA refinery formerly owned by BP. Giant's other assets are inland refineries which do not have access to PDVSA crude oil.

STRUCTURAL IMPEDIMENTS TO INCREASE OR DIVERT CRUDE VOLUMES

        PDVSA's equity ownership of more than 1,000,000 B/D of refining capacity in the U.S. and the USVI, its substantial import market share among existing third party refineries capable of processing Venezuelan type crude oil, and the discounts that would be needed to increase market share in existing complex refineries or through additions of new capacity effectively limit the possibility of a major shift by PDVSA away from supplying the Designated Customers. Should PDVSA attempt such a shift, the resulting competition for the sale of heavy crude oil could result in a downward spiral of retaliatory price discounting, leading to even greater reductions in crude oil prices and total revenues. Additionally, at the present time, PDVSA's reduced output makes it difficult to meet its existing volume obligations, such that while its market share is reduced, its sales will concentrate to its existing structural customer base.

        Further market penetration by PDVSA is also constrained by logistical advantages of Canadian crude oil in the Midwest region, the various producer/refiner joint venture relationships in the U.S. East and Gulf Coast regions and the limited sour crude oil processing capacity in the United States.

FACTORS FURTHER LIMITING MARKET PENETRATION BY PDVSA

        Refinery Complexity Requirement—The heavy sour crude oil that dominates PDVSA's production requires refineries with relatively high Nelson complexity factors to most efficiently produce higher value refined petroleum products. The Nelson complexity factor is determined by multiplying all reported unit capacities by their complexity factor and dividing by crude oil distillation capacity. A basic topping refinery, which essentially separates crude oil into its boiling point fractions, has a complexity factor of 1.0. A refinery with asphalt capacity, which typically includes a vacuum distillation unit, has a complexity factor of 1.1 to 3.0. A hydroskimming refinery, which is usually a topping refinery with a catalytic reformer to upgrade the naphtha, has a typical complexity of 4 to 6. A cracking refinery which includes either a Fluid Catalytic Cracker (FCCU) or a Hydrocracker to upgrade gas oil into gasoline and distillates typically has a complexity factor range of 5 to 10. A coking refinery has a complexity factor of 7 to 12 and includes a delayed coker, which allows full conversion of the crude oil barrel. Venezuelan crude oil is typically processed in coking refineries to realize the full value of the crude oil barrel. Refiners without coking capacity generally cannot typically process Venezuelan crude oil economically, except with specialty asphalt operations.

        High Level of Sour Crude Oil Capacity Utilization of Existing Refineries—Approximately 94% of the 7.9 million barrels per day of sour crude oil capacity in PADDs I, II, and Ill was utilized in 2002 (Table A2). Utilization increased slightly between 1999 and 2000 and rose in 2001 to an unsustainable level of 96% (Table A3). The reduction in 2001 to 2002 was due to reduced availability of heavier grades under OPEC production quotas, the reduction in Venezuelan crude availability late in the year, and the difficulty of maintaining operations above 95% of their limit.

        It is estimated that there was approximately 430 MB/D of underutilized capacity in PADDs I, II, and III in 2001, 257 MB/D of which was located in PADD III (Table A3). This equates to only about

5% of the total available sour crude oil capacity in these markets, after excluding certain refineries capable of processing sour crude oil which instead chose to process light sweet North Sea crude oil, inland refineries not capable of receiving foreign imports, and asphalt refineries where operating rate is seasonal. On an industry wide basis, 95% utilization of capacity is near the upper limit of sustainable levels, when required downtime is considered. Of the underutilized refineries in PADD Ill in 2001 capable of processing sour crude oil, several of these refineries had signed long term crude oil supply contracts and either had recently started-up new heavy upgrading units or are in the process of engineering and construction. These refineries include Premcor Port Arthur (formerly Clark), ExxonMobil Baytown and Marathon Ashland Garyville refineries, all of which have crude supply agreements with Mexico. In addition, the Phillips Sweeny refinery has a crude oil supply arrangement with Venezuela for heavy sour crude oil for a coker expansion which was completed in 2000 and the full impact was seen in 2001. Furthermore, the PDVSA ExxonMobil refinery in Chalmette, LA has been processing Venezuelan Cerro Negro Syncrude since August 2001.

        In 2002 the under-utilized capacity rose to 567 MBPD, roughly 7% of total sour capacity. Of the roughly 7.9 million barrels per day of sour crude oil refining capacity in PADDs I, II, and Ill (Table A2), PDVSA supplies refineries having a crude oil capacity of 5.5 million barrels per day, or 70% of the total capacity. As discussed previously, PDVSA supplied 1.1 million barrels of crude oil to these refineries or 19% of the total sour crude oil capacity in PADDs I, II, and III. Of this total, 1.8 million barrels of sour crude refining capacity is located in PADD II, where Canadian crude oil is geographically and, therefore, economically advantaged. PDVSA's effective sour crude oil refining capacity market penetration in PADDs I and III is, therefore, about 90%. This includes refineries where PDVSA has structural arrangements via its wholly owned US affiliate CITGO as well as joint venture arrangements such as Lyondell-CITGO, Phillips Sweeny, and Chalmette. Tables A2, A3, and A4 in the appendix show refinery design capacities and runs by type of crude for 2002, 2001 and 2000, respectively.

UNDERUTILIZED SOUR CRUDE CAPACITY (MB/D)

	2002	2001	2000	1999
U.S. East Coast	46	80	67	144
U.S. Midwest	69	93	7	68
U.S. Gulf Coast	452	257	443	240

Total Sour Capacity	567	430	517	452
Total Sour Capacity	7,887	7,875	7,766	7,741
% Underutilized	7%	5%	7%	6%

        Capital Costs Required to Increase Refinery Complexity—To modify or construct facilities to process incremental quantities of Venezuelan sour crude oil, refiners would require an economic incentive to provide adequate return on capital investment, most likely in the form of long-term price discounts to current market pricing. Discounts in the magnitude of 50¢ to $1.00 per barrel would be required to provide economic returns sufficient to encourage refiners to construct or modify existing refining facilities to enable them to process heavy crude oil to light refined petroleum products. The resulting competition for the sale of heavy crude oil due to retaliatory discounting by Canada, Mexico and the Middle East could result in a downward price spiral resulting in a significant reduction in crude oil prices and total revenues from crude oil sales for producing countries. Producers have avoided this in the past by pursuing long-term contracts, joint ventures or acquisitions to place heavy crude oil production. This strategy is expected to continue in the future.

        Strategic Affiliations of Competing Producers—Other competing producers are tying up refining capacity that might otherwise be available to process Venezuelan crude oil. The impact of known producer/refiner affiliations can be seen in the concentration of supply. For example, the total of Saudi Arabian crude oil processed by former Saudi Aramco partners ChevronTexaco, ExxonMobil and affiliate Equiva (trading arm of Equilon and Motiva) is typically 850 MBPD, or about 60% of Saudi Arabian crude oil imports into the United States. Shell Oil Company has a large refinery joint venture with PEMEX, Mexico's national oil company, and imported nearly 20% of all reported Mexican crude oil imports. In addition, PEMEX has a long-term supply contract with Premcor (formerly Clark) to supply 200 MBPD to its Port Arthur, Texas refinery. The Coker expansion was completed at the end of 2000 and is currently operating at full capacity. ExxonMobil also has a long term supply agreement with PEMEX for 65 MBPD of Maya crude oil for its Baytown refinery for which a new coker project was constructed and started operation in 2001. These long term commitments of customers to competing supply limit expansion potential for PDVSA.

        Venezuelan Extra Heavy Oil Projects—PDVSA is currently involved in four extra heavy oil production and upgrading projects in Venezuela's Orinoco Oil Belt. The Orinoco Belt projects produce syncrude, which is essentially upgraded or processed Orinoco Belt crude oil and which is suitable for further processing in traditional refineries. These projects will impact the market for PDVSA's traditional production and imports into the United States to the extent they include partner refineries which would otherwise be outlets for traditional PDVSA heavy sour crude oil production. The Orinoco Belt syncrudes could create additional opportunity for PDVSA, which has a direct interest in each of the Orinoco Belt projects, to market a wider range of crude oils in the US markets as evident by the sale of Sincor syncrude to Valero. The affected refineries include the above-mentioned PDVSA ExxonMobil Chalmette refinery and the Conoco Lake Charles refinery.

        The Petrozuata project, which is one of three projects to be completed to date, can supply 60 MBPD of 23°API crude oil to the Conoco Lake Charles refinery in addition to supplying 40 MBPD of syncrude to the Cardon refinery in Venezuela. The Petrozuata project has been in operation since 2000. The Cerro Negro project came on-stream in August 2001 and is producing a 16°API syncrude that is being processed at the Chalmette refinery, which is now a 50/50 joint venture between PDVSA and ExxonMobil. The Sincor project came on-stream in early 2002 and produces a very sweet, bottomless syncrude stream. Sincor presently has a supply agreement with Valero (formerly UDS) to provide 45 MBPD of syncrude to the Valero refinery in Three Rivers, Texas. Because of its properties, syncrude produced from Sincor will not be extensively marketed to refineries capable of processing heavy sour crude oil. Finally, the Hamaca project will produce a 26°API crude oil and the project is expected to be started-up in late 2003. Hamaca plans to market the syncrude on the USGC and does not have any supply arrangements at this time.

IV.    REFINED PETROLEUM PRODUCTS

        Venezuelan product exports to the U.S. were severely impacted by the shutdown of much of Venezuela's oil refining capacity in January and February 2002 due to the national strike. The following table shows U.S. imports of Venezuelan product mostly from July 2002 to March 2003 from U.S. Customs Service data. Although volume recovery was evident by March, Venezuelan refinery operations had not become normalized even up to June 1, 2003. Shipments of U.S. reformulated gasoline, for example, were expected to be restored in early June. The trend, however, indicates that PDVSA is regaining its product export capability at a steady pace, and that normal levels should prevail in the near future.

        Summary import data for refined petroleum products to PADD's I-III in 2002 and 2001 are shown in the table below. Imports from the U.S. Virgin Islands are not viewed as an independent source of foreign supply due to the fact that all such imports are from the Hovensa LLC (formerly Amerada Hess) St. Croix refinery and go primarily into the Amerada Hess and CITGO U.S. marketing operations, and this flow of products is unlikely to change or be severed. PDVSA has a 50% interest in the Hovensa St. Croix refinery. Therefore, the imports of refined petroleum products from the U.S. Virgin Islands in the future are indirectly tied to PDVSA due to the crude oil supply arrangement and PDVSA's equity position in the refinery

U.S. REFINED PRODUCTS IMPORTS
(MB/D)

	2002					2001
Source
	PADD I	PADD II	PADD III	Total	%	PADD I	PADD II	PADD III	Total	%
PDVSA	108	—	20	128	8%	184	—	12	196	12%
Canada	306	8	0	314	19%	252	12	—	264	16%
Europe	325	—	126	450	27%	284	—	133	417	25%
Virgin Islands	228	—	7	235	14%	252	—	8	260	16%
Middle East	16	—	11	27	2%	22	0	5	27	2%
Other Western	253	—	108	361	22%	280	—	107	387	23%
Far East	91	—	52	143	9%	81	—	39	120	7%
Total	1,327	8	324	1,658		1,355	12	305	1,671

        PDVSA's U.S. Virgin Islands affiliation will reinforce PDVSA's position as the largest supplier of refined petroleum products imports to PADDs I, II, and III (particularly to the PADD I and PADD Ill markets). Only minor volumes of Canadian refined petroleum products imports entered the U.S. directly into the PADD II market.

        Transportation costs provide PDVSA with a $0.45 to $0.60 per barrel advantage over European-sourced refined petroleum products, but the U.S. still remains the highest valued alternative market for surplus European gasoline production. Other products which are not surplus to European regional demand, such as jet kerosene, are disadvantaged due to freight costs and travel time differences relative to Venezuelan refined petroleum products.

        Through their affiliates and directly, PDVSA supplied about 8% of the refined petroleum products purchased by the companies (Table A5) that imported into the U.S. East Coast in 2002 down from 14% in 2001. Anticipated demand growth should provide PDVSA with expansion opportunities. Since refined petroleum products are commodity products, there is no realistic opportunity, without significant discounting, for PDVSA to substitute large quantities of its U.S. purchasers with alternative purchasers due to PDVSA's current broad penetration of the market. PDVSA's refined products supplied to the U.S. market are detailed by type in Tables A5 and A6 of the Appendix.

V.    APPENDIX

        Detailed tables of the information summarized in the text of this report are included as an appendix to this report.

TABLE A1
Sour Crude Oil Imports by Source
(Heavy indicates less than 30 API; Sour is greater than 0.7% sulfur by weight)

	PADD I			PADD II			PADD III			TOTAL PADD I-III
	Light Sour	Heavy Sour	TOTAL PADD I	Light Sour	Heavy Sour	TOTAL PADD II	Light Sour	Heavy Sour	TOTAL PADD III	Light Sour	Heavy Sour	GRAND TOTAL
1998 — BPD
Mexico	4,557	22,038	26,595	27,079	34,118	61,197	360,789	729,907	1,090,696	392,425	786,063	1,178,488
PDVSA	7,951	195,542	203,493	44,465	79,184	123,649	68,444	839,307	907,751	120,860	1,114,033	1,234,893
Canada	55,354	6,016	61,370	208,855	530,041	738,896	2,400	2,847	5,247	266,609	538,904	805,513
Mid East	123,395	39,334	162,729	223,877	8,981	232,858	1,115,509	317,592	1,433,101	1,462,781	365,907	1,828,688
Other	36,765	46,416	83,181	11,005	14,748	25,753	51,406	61,597	113,003	99,176	122,761	221,937
TOTAL	228,022	309,346	537,368	515,281	667,072	1,182,353	1,598,548	1,951,250	3,549,798	2,341,851	2,927,668	5,269,519

1999 — BPD
Mexico	4,104	20,764	24,868	22,068	24,553	46,622	374,038	632,521	1,006,559	400,211	677,838	1,078,049
PDVSA	19,082	139,077	158,159	31,997	115,288	147,285	146,512	588,115	734,627	197,592	842,479	1,040,071
Canada	49,326	15,455	64,781	247,616	392,893	640,510	0	1,014	1,014	296,942	409,362	706,304
Mid East	101,312	49,414	150,726	261,721	26,674	288,395	1,353,559	317,290	1,670,849	1,716,592	393,378	2,109,970
Other	16,203	43,482	59,685	12,488	14,704	27,192	69,841	101,548	171,389	98,532	159,734	258,266
TOTAL	190,027	268,192	458,219	575,890	574,112	1,150,003	1,943,951	1,640,488	3,584,438	2,709,868	2,482,792	5,192,660

2000 — BPD
Mexico	0	34,380	34,380	14,740	26,746	41,486	347,672	723,978	1,071,650	362,413	785,104	1,147,516
PDVSA	3,932	164,413	168,344	8,347	47,634	55,981	110,112	747,902	858,014	122,391	959,948	1,082,339
Canada	10,710	52,825	63,536	224,568	513,038	737,607	15,669	0	15,669	250,948	565,863	816,811
Mid East	141,656	36,464	178,120	242,085	22,530	264,615	1,400,653	302,090	1,702,743	1,784,393	361,085	2,145,478
Other	4,246	20,052	24,298	2,784	4,814	7,598	19,041	72,093	91,134	26,071	96,959	123,030
TOTAL	160,544	308,134	468,678	492,525	614,762	1,107,287	1,893,148	1,846,063	3,739,210	2,546,216	2,768,959	5,315,175

2001 — BPD
Mexico	0	37,814	37,814	15,614	1,433	17,047	225,586	960,367	1,185,953	241,200	999,614	1,240,814
PDVSA	0	135,600	135,600	1,334	42,170	43,504	43,893	966,359	1,010,252	45,227	1,144,129	1,189,356
Canada	10,641	50,975	61,616	177,466	504,959	682,425	0	0	0	188,107	555,934	744,041
Mid East	181,682	29,934	211,616	263,359	15,068	278,427	1,584,907	229,019	1,813,926	2,029,948	274,022	2,303,970
Other	2,370	29,849	32,219	4,093	10,710	14,803	23,688	94,540	118,227	30,151	135,099	165,249
TOTAL	194,693	284,173	478,866	461,866	574,340	1,036,205	1,878,074	2,250,285	4,128,359	2,534,633	3,108,797	5,643,430

2002 — BPD
Mexico	1,433	45,367	46,800	2,753	6,811	9,564	246,263	1,126,233	1,372,496	250,449	1,178,411	1,428,860
PDVSA	17,337	73,855	91,192	14,912	12,682	27,595	131,803	823,211	955,014	164,052	909,748	1,073,800
Canada	57,019	26,729	83,748	111,586	519,707	631,293	1,444	0	1,444	170,049	546,436	716,485
Mid East	170,482	46,910	217,392	244,699	523	245,222	1,243,923	187,005	1,430,929	1,659,104	234,438	1,893,542
Other	51,200	41,170	92,370	8,833	17,641	26,474	74,978	136,559	211,537	135,011	195,370	330,381
TOTAL	297,471	234,030	531,501	382,784	557,364	940,148	1,698,411	2,273,008	3,971,419	2,378,666	3,064,403	5,443,068

18

TABLE A2
2002 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION

			Design			Light Sour				Heavy Sour				Total Sour Crude				Total Utilization
Company	Note	Crude Capacity (MB/CD)	Light Sour	Heavy Sour	Total Sour	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Light Sour	Heavy Sour	Total
Chevron,Perth Amboy,NJ		80	—	80	80	—	—	—	—	—	—	49	49	—	—	49	49	0%	61%	61%
Citgo,Savannah,GA	A	28	—	28	28	—	—	—	—	—	—	22	22	—	—	22	22	0%	80%	80%
Citgo,Thorofare,NJ	A	80	—	80	80	—	—	—	—	—	—	43	43	—	—	43	43	0%	54%	54%
ConocoPhillips,Linden,NJ	(1)	285	60	—	60	—	—	5	5	—	—	38	38	—	—	43	43	8%	0%	71%
Conoco Phillips,Marcus Hook,PA		180	—	—	—	—	—	7	7	—	—	18	18	—	—	25	25	0%	0%	0%
El Paso,Westville,NJ	(2)	150	—	—	—	—	—	9	9	—	—	5	5	—	—	14	14	0%	0%	0%
Giant,Yorktown,VA	(3)	59	—	30	30	—	—	—	—	—	—	14	14	—	—	14	14	0%	45%	45%
Motiva(Star),Delaware City,DE		152	30	122	152	—	—	93	93	—	—	69	69	—	—	162	162	310%	57%	107%
Sunoco,Philadelphia—Girard Point,PA		330	—	—	—	—	—	—	—	—	—	1	1	—	—	1	1	0%	0%	0%
Sunoco,Marcus Hook,PA		175	—	—	—	—	—	—	—	—	—	3	3	—	—	3	3	0%	0%	0%
United Refining Co.,Warren,PA		67	22	25	47	—	1	—	1	—	33	—	33	—	34	—	34	3%	133%	73%
Valero,Paulsboro,NJ		157	147	10	157	—	—	127	127	—	—	14	14	—	—	140	140	86%	136%	89%
Young Refining,Douglasville,GA	A	6	—	6	6	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
TOTAL PADD I		1,748	259	381	640	—	1	240	241	—	33	275	309	—	34	516	550	93%	81%	86%

Notes:
A Asphalt plant, not included in capacity calculation

(1)
Previously Tosco

(2)
Previously Coastal, sold to Sunoco in 2003

(3)
Previously BP Amoco

TABLE A2 (Continued)
2002 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION

														Total Sour Crude
			Design			Light Sour				Heavy Sour								Total Utilization
Company	Note	Crude Capacity (MB/CD)	Light Sour	Heavy Sour	Total Sour	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Light Sour	Heavy Sour	Total
BP,Whiting,IN		410	140	140	280	177	—	—	177	1	84	12	96	178	84	12	273	126%	69%	98%
BP,Toledo,OH		152	—	—	—	—	—	6	6	—	50	10	61	—	50	16	67	0%	0%	0%
Citgo,Lemont,IL		159	59	100	159	29	18	11	57	—	37	—	37	29	54	11	94	98%	37%	59%
ConocoPhillips,Ponca City,OK		174	55	—	55	90	—	2	92	—	5	9	15	90	5	11	107	167%	0%	194%
ConocoPhillips,Wood River,IL	(1)	286	200	50	250	141	1	60	201	—	62	—	62	141	63	60	263	100%	124%	105%
Exxon Mobil,Joliet,IL		232	70	162	232	10	68	1	79	—	144	—	144	10	212	1	223	113%	89%	96%
Farmland,Coffeyville,KS		110	25	—	25	20	—	1	21	—	—	15	15	20	—	16	36	84%	0%	145%
Flint Hills Resources,Rosemount,MN	(2)	290	—	290	290	—	1	7	8	—	229	—	229	—	230	7	237	0%	79%	82%
Frontier Oil & Ref.,El Dorado,KS		107	77	10	87	80	—	1	82	—	—	—	—	80	—	1	82	106%	0%	94%
Marathon Ashland,Detroit,MI		74	10	24	34	4	3	4	11	—	26	—	26	4	29	4	37	108%	108%	108%
Marathon Ashland,Robinson,IL		192	50	—	50	10	39	34	83	—	1	13	14	10	41	47	98	167%	0%	196%
Marathon Ashland,Catlettsburg,KY		222	197	5	202	114	—	92	206	—	—	1	1	114	—	93	207	104%	28%	103%
Marathon Ashland,Canton,OH		73	20	5	25	—	—	23	23	—	0	0	0	—	0	23	23	114%	6%	93%
Marathon Ashland,St. Paul Park,MN		70	—	10	10	—	3	—	3	—	12	—	12	—	15	—	15	0%	125%	154%
Murphy,Superior,WI		33	—	7	7	—	17	—	17	—	7	—	7	—	25	—	25	0%	101%	351%
NCRA,McPherson,KS		76	25	—	25	40	—	—	40	—	3	—	3	40	3	—	43	160%	0%	171%
Premcor USA,Hartford,IL	(3)	68	33	25	58	—	—	7	7	—	2	1	3	—	2	8	10	21%	11%	17%
Premcor USA,Lima,OH		165	—	—	—	—	—	1	1	—	—	—	—	—	—	1	1	0%	0%	0%
Premcor USA,Blue Island,IL	(3)	76	25	—	25	—	—	—	—	—	1	—	1	—	1	—	1	0%	0%	2%
Sinclair,Tulsa,OK		50	10	—	10	10	—	—	10	8	—	—	8	18	—	—	18	100%	0%	180%
Sun,Toledo,OH		140	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Valero,Ardmore,OK	(4)	84	45	—	45	35	—	18	53	—	—	—	—	35	—	18	53	118%	0%	118%
Williams (Mapco),Memphis,TN		140	—	—	—	—	—	—	—	—	—	3	3	—	—	3	3	0%	0%	0%
TOTAL PADD II		3,167	1,016	828	1,843	759	150	269	1,178	9	663	62	734	768	813	330	1,912	116%	89%	104%

Notes:
(1)     Previously Tosco

(2)
Previously Koch

(3)
Shutdown in 2002

(4)
Previously UDS

TABLE A2 (Continued)
2002 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION

			Design			Light Sour				Heavy Sour				Total Sour Crude				Total Utilization
Company	Note	Crude Capacity (MB/CD)	Light Sour	Heavy Sour	Total Sour	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Light Sour	Heavy Sour	Total
Alon,Big Spring,TX		61	61	—	61	56	—	1	58	—	—	—	—	56	—	1	58	95%	0%	95%
Atofina,Port Arthur,TX	(1)	179	129	—	129	13	—	—	13	—	—	5	5	13	—	5	18	10%	0%	14%
Berry Petroleum,Stevens,AR	I	—	—	—	—	—	—	—	—	6	—	—	6	6	—	—	6	0%	0%	0%
BP Amoco,Texas City,TX		437	100	137	237	50	—	21	71	—	—	133	133	50	—	155	205	71%	97%	86%
Chevron,Pascagoula,MS		295	145	150	295	6	—	117	123	—	—	203	203	6	—	320	326	85%	136%	110%
ChevronTexaco,El Paso,TX	I	90	18	—	18	20	—	—	20	—	—	—	—	20	—	—	20	111%	0%	111%
Citgo,Corpus Christi,TX		152	52	100	152	—	—	30	30	—	—	116	116	—	—	146	146	57%	116%	96%
Citgo,Lake Charles,LA		307	30	187	217	58	—	27	85	—	—	123	123	58	—	150	208	283%	66%	96%
Conoco Phillips,Belle Chasse,LA	(2)	255	—	—	—	—	—	1	1	—	—	20	20	—	—	21	21	0%	0%	0%
Conoco Phillips,Lake Charles/Westlake,LA		245	60	135	195	5	—	26	31	—	—	140	140	5	—	166	171	52%	104%	88%
ConocoPhillips,Borger,TX	I	125	115	—	115	95	—	25	120	—	—	3	3	95	—	28	123	105%	0%	107%
ConocoPhillips,Sweeny,TX		215	15	150	165	—	—	5	5	—	—	146	146	—	—	150	150	30%	97%	91%
Cross Oil,Smackover,AR	I	6	—	6	6	—	—	—	—	5	—	0	5	5	—	0	5	0%	90%	90%
Crown,Tyler,TX		60	12	—	12	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Crown,Houston,TX		100	20	—	20	—	—	—	—	—	—	0	0	—	—	0	0	0%	0%	2%
El Paso,Mobile,AL	(4)	19	—	19	19	—	—	—	—	—	—	7	7	—	—	7	7	0%	36%	36%
Ergon Refining,Vicksburg,MS		23	—	23	23	—	—	—	—	—	—	18	18	—	—	18	18	0%	80%	80%
Exxon Mobil,Baton Rouge,LA		485	185	100	285	146	—	97	243	—	—	83	83	146	—	180	326	131%	83%	114%
Exxon Mobil,Baytown,TX		508	308	200	508	126	—	196	321	19	—	142	161	145	—	337	482	104%	80%	95%
Exxon Mobil,Beaumont,TX		348	178	90	268	4	—	166	170	—	—	103	103	4	—	269	273	95%	114%	102%
Exxon Mobil,Chalmette,LA		190	—	80	80	12	—	—	12	—	—	81	81	12	—	81	93	0%	102%	116%
Flint Hills Resources,Corpus Christi,TX	(3)	297	82	90	172	—	—	31	31	—	—	18	18	—	—	49	49	38%	20%	29%
Hunt,Tuscaloosa,AL		43	—	43	43	—	—	1	1	9	—	28	37	9	—	29	38	0%	85%	88%
Lion,El Dorado,AR	I	55	47	8	55	16	—	34	50	5	—	—	5	21	—	34	55	106%	63%	100%
Lyondell-CITGO,Houston,TX		269	—	269	269	—	—	12	12	—	—	232	232	—	—	244	244	0%	86%	91%
Marathon Ashland,Garyville,LA		232	182	50	232	89	—	60	149	—	—	86	86	89	—	146	235	82%	172%	101%
Motiva,Convent,LA		230	220	10	230	—	—	204	204	—	—	1	1	—	—	205	205	93%	14%	89%
Motiva,Norco,LA		230	25	15	40	5	—	1	6	—	—	—	—	5	—	1	6	25%	0%	16%
Motiva,Port Arthur,TX		245	145	100	245	—	—	239	239	—	—	1	1	—	—	241	241	165%	1%	98%
Murphy,Meraux,LA		100	95	—	95	7	—	75	82	—	—	1	1	7	—	77	84	87%	0%	88%
Navajo,Artesia/Lovington,NM	I, (5)	60	60	—	60	60	—	—	60	—	—	—	—	60	—	—	60	100%	0%	100%

TABLE A2 (Continued)
2002 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION

			Design			Light Sour				Heavy Sour				Total Sour Crude				Total Utilization
Company	Note	Crude Capacity (MB/CD)	Light Sour	Heavy Sour	Total Sour	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Light Sour	Heavy Sour	Total
Orion,Norco,		150	—	150	150	6	—	4	10	—	—	117	117	6	—	121	126	0%	78%	84%
Premcor USA,Port Arthur,TX		247	77	160	237	—	—	30	30	—	—	203	203	—	—	233	233	39%	127%	98%
Shell,Deer Park,TX		275	50	210	260	9	—	20	29	—	—	264	264	9	—	284	293	58%	126%	113%
Shell Chemical,St. Rose,LA	S	55	—	—	—	—	—	1	1	—	—	—	—	—	—	1	1	0%	0%	0%
Southland Oil,Lumberton,MS	A	6	—	6	6	—	—	—	—	1	—	—	1	1	—	—	1	0%	24%	24%
Southland Oil,Sandersville,MS	A	11	—	11	11	—	—	—	—	6	—	—	6	6	—	—	6	0%	50%	50%
Trigeant,Corpus Christi,TX	(6)	30	—	30	30	—	—	—	—	—	—	15	15	—	—	15	15	0%	50%	50%
Valero,Corpus Christi,TX	(4)	110	30	75	105	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Valero,Sunray/McKee,TX	I, (7)	146	50	—	50	36	—	2	38	—	—	—	—	36	—	2	38	76%	0%	76%
Valero,Corpus Christi,TX		94	64	15	79	—	—	73	73	—	—	46	46	—	—	119	119	113%	307%	150%
Valero,Texas City,TX		165	165	—	165	3	—	128	132	—	—	5	5	3	—	134	137	80%	0%	83%
Valero,Three Rivers,TX		92	—	—	—	—	—	20	20	—	—	—	—	—	—	20	20	0%	0%	0%
Valero,Houston,TX		115	65	—	65	54	—	29	83	—	—	1	1	54	—	30	84	128%	0%	129%
TOTAL PADD III		7,394	2,785	2,619	5,404	876	—	1,676	2,552	51	—	2,343	2,394	927	—	4,019	4,946	92%	91%	92%
TOTAL PADDs I—III		12,309	4,059	3,827	7,887	1,635	150	2,186	3,971	60	697	2,680	3,437	1,695	847	4,866	7,408	98%	90%	94%

Notes:
(1) Previously Atofina

  (2)
  Previously Tosco

  (3)
  Previously Koch

  (4)
  Previously Coastal

  (5)
  Sold in 2003 to Frontier

  (6)
  Previously Neste

  (7)
  Previously UDS

  A
  Asphalt plant, not included in capacity calculations

  I
  Inland plant, not included in capacity calculations

  S
  Sweet crude runs, not included in capacity calculations

TABLE A3
2001 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION

													Total Sour Crude
			Design			Light Sour				Heavy Sour								Total Utilization
Company	Notes	Crude Capacity (MB/CD)	Light Sour	Heavy Sour	Total Sour	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Light Sour	Heavy Sour	Total
BP Amoco,Yorktown,VA		59	—	30	30	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Chevron,Perth Amboy,NJ		80	—	80	80	—	—	—	—	—	—	45	45	—	—	45	45	0%	56%	56%
Citgo,Savannah,GA	A	28	—	28	28	—	—	—	—	—	—	22	22	—	—	22	22	0%	77%	77%
Citgo,Thorofare,NJ	A	80	—	80	80	—	—	—	—	—	—	42	42	—	—	42	42	0%	53%	53%
Coastal,Westville,NJ		150	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Motiva (Star),Delaware City,DE		152	30	122	152	—	—	80	80	—	—	77	77	—	—	157	157	265%	63%	103%
Tosco,Linden,NJ	NS	285	60	—	60	—	—	1	1	—	—	3	3	—	—	4	4	2%	0%	6%
Tosco,Marcus Hook,PA		180	—	—	—	—	—	—	—	—	—	3	3	—	—	3	3	0%	0%	0%
United Refining Co.,Warren,PA		67	22	25	47	—	1	—	1	—	32	—	32	—	33	—	33	6%	127%	71%
Valero, Paulsboro, NJ		157	147	10	157	—	—	139	139	—	—	9	9	—	—	148	148	95%	86%	94%
Young Refining,Douglasville,GA	A	6	—	6	6	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
TOTAL PADD I		1,770	259	381	640	—	1	221	222	—	32	200	232	—	33	421	454	86%	61%	71%
Conoco, Ponca City, OK		174	55	—	55	70	—	4	74	—	1	3	4	70	1	7	78	135%	0%	142%
Farmland,Coffeyville,KS		110	25	—	25	20	—	—	20	—	—	28	28	20	—	28	48	80%	0%	192%
Frontier Oil & Ref.,El Dorado,KS		107	77	10	87	80	—	—	80	—	—	—	—	80	—	—	80	104%	0%	92%
NCRA,McPherson,KS		76	25	—	25	35	1	—	36	—	3	2	5	35	4	2	41	144%	0%	163%
Sinclair,Tulsa,OK		50	10	—	10	10	—	—	10	8	—	4	12	18	—	4	22	100%	0%	220%
UDS,Ardmore,OK		84	45	—	45	30	—	22	52	—	—	—	—	30	—	22	52	116%	0%	116%
BP Amoco,Whiting,IN		410	140	140	280	175	—	4	179	1	89	9	99	176	89	13	278	128%	71%	99%
BP Amoco,Toledo,OH		152	—	—	—	16	1	—	17	—	53	—	53	16	54	—	70	0%	0%	0%
Citgo,Lemont,IL		159	59	100	159	5	24	6	35	—	54	—	54	5	78	6	89	59%	54%	56%
Exxon Mobil,Joliet,IL		232	70	162	232	15	90	—	105	—	103	—	103	15	192	—	207	149%	64%	90%
Laketon,Laketon,IN		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Marathon Ashland,Detroit,MI		74	10	24	34	4	0	3	8	—	26	—	26	4	26	3	33	76%	108%	98%
Sun,Toledo,OH		140	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
UDS,Alma,MI		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Marathon Ashland,Robinson,IL		192	50	—	50	9	1	42	52	—	0	—	0	9	1	42	53	105%	0%	105%
Marathon Ashland,Catlettsburg,KY		222	197	5	202	98	—	109	207	—	—	1	1	98	—	110	208	105%	27%	103%
Marathon Ashland,Canton,OH		73	20	5	25	—	—	21	21	—	6	0	7	—	6	22	28	107%	133%	112%
Premcor USA,Hartford,IL		68	33	25	58	44	1	10	55	—	2	5	7	44	3	15	62	165%	29%	107%
Premcor USA,Lima,OH		165	—	—	—	4	—	—	4	—	—	—	—	4	—	—	4	0%	0%	0%
Tosco,Wood River,IL		286	200	50	250	195	6	59	260	—	42	3	46	195	49	62	306	130%	92%	123%
Koch,Rosemount,MN		290	—	290	290	—	11	12	23	—	197	4	201	—	208	16	224	0%	69%	77%
Marathon Ashland,St. Paul Park,MN		70	—	10	10	—	3	4	7	—	18	—	18	—	20	4	24	0%	175%	244%
Murphy,Superior,WI		33	—	7	7	—	20	—	20	—	8	—	8	—	28	—	28	0%	108%	395%
TOTAL PADD II		3,167	1,016	828	1,843	810	158	297	1,265	9	602	60	671	819	760	357	1,936	125%	81%	105%

Notes:
A    Asphalt plant, not included in capacity calculations

NS  North Sea sweet

TABLE A3 (Continued)
2001 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION

			Design			Light Sour				Heavy Sour				Total Sour Crude				Total Utilization
Company	Note	Crude Capacity (MB/CD)	Light Sour	Heavy Sour	Total Sour	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Light Sour	Heavy Sour	Total
Berry Petroleum,Stevens,AR	I	—	—	—	—	—	—	—	—	6	—	—	6	6	—	—	6	0%	0%	0%
BP Amoco,Texas City,TX		437	100	137	237	55	—	27	82	—	—	136	136	55	—	163	218	82%	100%	92%
Chevron,El Paso,TX	I	90	18	—	18	20	—	—	20	—	—	—	—	20	—	—	20	111%	0%	111%
Chevron,Pascagoula,MS		295	145	150	295	6	—	117	123	—	—	207	207	6	—	324	330	85%	138%	112%
Citgo,Corpus Christi,TX		152	52	100	152	—	—	24	24	—	—	123	123	—	—	146	146	45%	123%	96%
Citgo,Lake Charles,LA		307	30	187	217	11	2	72	85	—	—	135	135	11	2	207	220	283%	72%	101%
Valero,Corpus Christi,TX	(1)	110	30	75	105	—	—	34	34	—	—	53	53	—	—	87	87	113%	71%	83%
Coastal,Mobile,AL		19	—	19	19	1	—	—	1	—	—	9	9	1	—	9	10	0%	51%	56%
Conoco,Lake Charles/Westlake,LA		245	60	135	195	10	—	13	23	—	—	165	165	10	—	178	188	39%	122%	96%
Crown,Houston,TX		100	20	—	20	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Crown,Tyler,TX		60	12	—	12	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
ErgonRefining,Vicksburg,MS		6	—	6	6	—	—	—	—	1	—	2	3	1	—	2	3	0%	53%	53%
Exxon Mobil,Baton Rouge,LA		485	185	100	285	136	—	92	228	11	—	44	55	147	—	136	282	123%	55%	99%
Exxon Mobil,Baytown,TX		508	308	200	508	113	—	290	402	13	—	63	76	125	—	353	478	131%	38%	94%
Exxon Mobil,Beaumont,TX		348	178	90	268	37	—	191	228	—	—	95	95	37	—	286	323	128%	106%	120%
Exxon Mobil,Chalmette,LA		190	—	80	80	66	—	—	66	—	—	69	69	66	—	69	134	0%	86%	168%
Hunt,Tuscaloosa,AL		23	—	23	23	1	—	—	1	—	—	19	19	1	—	19	19	0%	82%	85%
Koch,Corpus Christi,TX		297	82	90	172	—	—	67	67	—	—	20	20	—	—	87	87	81%	22%	50%
Lion,El Dorado,AR	I	43	—	43	43	—	—	—	—	11	—	27	38	11	—	27	38	0%	88%	88%
Lyondell-CITGO,Houston,TX		269	—	269	269	—	—	1	1	—	—	240	240	—	—	241	241	0%	89%	90%
Marathon Ashland,Garyville,LA		232	182	50	232	69	—	122	191	—	—	43	43	69	—	165	234	105%	86%	101%
Motiva,Convent,LA		230	220	10	230	—	—	215	215	—	—	2	2	—	—	216	216	98%	15%	94%
Motiva,Norco,LA		230	25	15	40	5	—	11	15	—	—	—	—	5	—	11	15	60%	0%	38%
Motiva,Port Arthur,TX		245	145	100	245	—	—	225	225	—	—	8	8	—	—	232	232	155%	8%	95%
Murphy,Meraux,LA		100	95	—	95	3	—	100	103	—	—	—	—	3	—	100	103	108%	0%	108%
Navajo,Artesia/Lovington,NM	I	60	60	—	60	58	—	—	58	—	—	—	—	58	—	—	58	96%	0%	96%
Neste Trifinery,Corpus Christi,TX		30	—	30	30	—	—	—	—	7	—	15	21	7	—	15	21	0%	70%	70%
Orion,Norco,		150	—	150	150	8	—	4	12	—	—	122	122	8	—	126	133	0%	81%	89%
Phillips,Borger,TX	I	125	115	—	115	105	—	18	123	—	—	3	3	105	—	21	126	107%	0%	109%
Phillips,Sweeny,TX		215	15	150	165	3	—	6	9	—	—	141	141	3	—	146	150	58%	94%	91%
Premcor USA,Port Arthur,TX		247	77	160	237	—	—	65	65	—	—	157	157	—	—	222	222	85%	98%	94%
Shell Chemical Co.,Saraland,AL	S	85	—	—	—	—	—	6	6	—	—	—	—	—	—	6	6	0%	0%	0%
Shell Chemical,St. Rose,LA	S	55	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Shell,Deer Park,TX		275	50	210	260	—	—	32	32	—	—	201	201	—	—	233	233	65%	96%	90%
Southland Oil,Lumberton,MS	A	6	—	6	6	—	—	—	—	1	—	—	1	1	—	—	1	0%	18%	18%
Southland Oil,Sandersville,MS	A	11	—	11	11	—	—	—	—	6	—	—	6	6	—	—	6	0%	55%	55%
Tosco,Belle ChasseLA		255	—	—	—	—	—	5	5	—	—	—	—	—	—	5	5	0%	0%	0%
TotalFina,Big Spring,TX	I	61	61	—	61	54	—	6	60	—	—	—	—	54	—	6	60	98%	0%	98%
TotalFina,Port Arthur,TX		179	129	—	129	34	1	44	79	—	—	7	7	34	1	51	86	62%	0%	67%
UDS,Sunray/McKee,TX	I	146	50	—	50	34	—	9	42	—	—	—	—	34	—	9	42	85%	0%	85%
UDS,Three Rivers,TX		92	—	—	—	—	—	4	4	—	—	8	8	—	—	12	12	0%	0%	0%
Valero,Corpus Christi,TX		94	64	15	79	—	—	55	55	—	—	—	—	—	—	55	55	85%	0%	69%
Valero,Houston,TX		115	65	—	65	—	—	67	67	—	—	—	—	—	—	67	67	102%	0%	102%
Valero,Texas City,TX		165	165	—	165	—	—	176	176	—	—	—	—	—	—	176	176	107%	0%	107%
TOTAL PADD III		7,499	2,773	2,619	5,392	844	3	2,128	2,975	61	—	2,111	2,172	904	3	4,239	5,146	107%	83%	95%
TOTAL PADDs I -III		12,436	4,047	3,827	7,875	1,654	162	2,646	4,463	70	633	2,372	3,075	1,724	795	5,018	7,537	110%	80%	96%

Notes:
(1) previously Coastal
A
Asphalt plant, not included in capacity calculations
I
Inland refinery, not included in capacity calculations
NS
North Sea sweet
S
Sweet crude runs, not included in capacity calculations

TABLE A4
2000 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION

			Design			Light Sour				Heavy Sour				Total Sour Crude				Total Utilization
Company	Not Included in Capacity Calculation	Crude Capacity (MB/CD)	Light Sour	Heavy Sour	Total Sour	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Light Sour	Heavy Sour	Total
BP Amoco,Yorktown,VA		59	—	30	30	—	—	3	3	—	—	12	12	—	—	15	15	0%	40%	51%
Chevron,Perth Amboy,NJ		80	—	80	80	—	—	—	—	—	—	42	42	—	—	42	42	0%	52%	52%
Citgo,Savannah,GA	asphalt	28	—	28	28	—	—	—	—	—	—	6	6	—	—	6	6	0%	20%	20%
Citgo,Thorofare,NJ	asphalt	80	—	80	80	—	—	—	—	—	—	47	47	—	—	47	47	0%	59%	59%
Coastal,Westville,NJ		150	—	—	—	—	—	2	2	—	—	—	—	—	—	2	2	0%	0%	0%
Motiva (Star),Delaware City,DE		152	30	122	152	—	—	54	54	—	—	87	87	—	—	141	141	179%	71%	93%
Tosco,Linden,NJ	North Sea Swt	285	60	—	60	—	—	8	8	—	—	36	36	—	—	44	44	13%	0%	73%
Tosco,Marcus Hook,PA		180	—	—	—	—	—	1	1	—	—	10	10	—	—	11	11	0%	0%	0%
United Refining Co.,Warren,PA		67	22	25	47	—	2	—	2	—	34	—	34	—	36	—	36	9%	137%	78%
Valero,Paulsboro,NJ		157	147	10	157	—	—	128	128	—	—	23	23	—	—	152	152	87%	233%	97%
Young Refining,Douglasville,GA	asphalt	6	—	6	6	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
TOTAL PADD I		1,786	259	381	640	—	2	197	199	—	34	263	297	—	36	460	497	77%	78%	78%
Conoco,Ponca City,OK		174	55	—	55	70	—	3	73	—	—	1	1	70	—	4	74	132%	0%	135%
Farmland,Coffeyville,KS		110	25	—	25	20	—	2	22	—	—	31	31	20	—	33	53	89%	0%	213%
Frontier Oil & Ref.,El Dorado,KS		109	79	10	89	80	—	—	80	—	—	3	3	80	—	3	82	101%	25%	92%
NCRA,McPherson,KS		76	25	—	25	40	—	—	40	—	—	—	—	40	—	—	40	160%	0%	160%
Sinclair,Tulsa,OK		50	10	—	10	10	—	—	10	8	—	5	13	18	—	5	23	100%	0%	233%
UDS,Ardmore,OK		84	45	—	45	30	—	19	49	—	—	3	3	30	—	22	52	108%	0%	115%
BP Amoco,Whiting,IN		410	140	140	280	172	—	—	172	1	88	20	109	173	88	20	281	123%	78%	100%
BP Amoco,Toledo,OH		152	—	—	—	—	—	—	—	—	43	—	43	—	43	—	43	0%	0%	0%
Citgo,Lemont,IL		159	59	100	159	8	40	11	59	—	83	—	83	8	124	11	142	100%	83%	90%
Exxon Mobil,Joliet,IL		232	70	162	232	24	53	7	84	—	88	—	88	24	140	7	171	120%	54%	74%
Laketon,Laketon,IN		4	—	4	4	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Marathon Ashland,Detroit,MI		74	10	24	34	7	—	10	17	—	14	0	14	7	14	10	31	166%	59%	90%
Sun,Toledo,OH		140	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
UDS,Alma,MI		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Marathon Ashland,Robinson,IL		192	50	—	50	—	—	39	39	—	—	1	1	—	—	40	40	78%	0%	80%
Marathon Ashland,Catlettsburg,KY		222	197	5	202	80	—	107	187	—	—	—	—	80	—	107	187	95%	0%	93%
Marathon Ashland,Canton,OH		73	20	5	25	—	—	27	27	—	1	—	1	—	1	27	27	133%	17%	109%
Premcor USA,Hartford,IL		68	33	25	58	38	—	3	41	—	0	10	10	38	0	13	51	125%	41%	88%
Premcor USA,Lima,OH		165	—	—	—	—	—	3	3	—	—	3	3	—	—	6	6	0%	0%	0%
Tosco,Wood River,IL		286	200	50	250	149	—	61	210	—	37	12	49	149	37	74	259	105%	98%	104%
Koch,Rosemount,MN		290	—	290	290	—	14	11	25	—	184	20	204	—	198	31	229	0%	70%	79%
Marathon Ashland,St. Paul Park,MN		70	—	10	10	—	4	—	4	—	16	—	16	—	20	—	20	0%	159%	203%
Murphy,Superior,WI		36	—	7	7	—	26	—	26	—	2	—	2	—	28	—	28	0%	27%	401%
TOTAL PADD II		3,176	1,018	832	1,849	727	137	303	1,167	9	556	110	674	736	693	412	1,842	115%	81%	100%

TABLE A4 (Continued)
2000 SOUR CRUDE OIL REFINING CAPACITY UTILIZATION

			Design			Light Sour				Heavy Sour				Total Sour Crude				Total Utilization
Company	Notes	Crude Capacity (MB/CD)	Light Sour	Heavy Sour	Total Sour	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Dom.	Canada	Offshore	Total	Light Sour	Heavy Sour	Total
Crown,Tyler,TX		60	12	—	12	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Chevron,Pascagoula,MS		295	145	150	295	—	—	111	111	—	—	190	190	—	—	301	301	77%	127%	102%
Citgo,Lake Charles,LA		307	30	187	217	45	—	28	73	—	—	135	135	45	—	163	208	243%	72%	96%
Coastal,Mobile,AL		19	—	19	19	1	—	—	1	—	—	11	11	1	—	11	12	0%	59%	64%
Conoco,Lake Charles/Westlake,LA		245	60	135	195	11	—	34	44	—	—	123	123	11	—	157	167	74%	91%	86%
Exxon Mobil,Baton Rouge,LA		485	185	100	285	63	—	99	163	25	—	109	134	88	—	208	297	88%	134%	104%
Exxon Mobil,Chalmette,LA		190	—	80	80	23	—	1	25	—	—	74	74	23	—	75	99	0%	92%	123%
Marathon Ashland,Garyville,LA		232	182	50	232	85	—	99	184	—	—	53	53	85	—	152	237	101%	106%	102%
Motiva,Norco,LA		230	25	15	40	—	—	13	13	—	—	—	—	—	—	13	13	53%	0%	33%
Motiva,Convent,LA		230	220	10	230	—	—	224	224	—	—	2	2	—	—	227	227	102%	24%	99%
Murphy,Meraux,LA		100	95	—	95	—	—	97	97	—	—	1	1	—	—	98	98	102%	0%	103%
Orion,Norco,		200	—	200	200	—	—	1	1	—	—	57	57	—	—	58	58	0%	28%	29%
Shell Chemical,St. Rose,LA	S	55	—	—	—	—	—	—	—	—	—	1	1	—	—	1	1	0%	0%	0%
Shell Chemical Co.,Saraland,AL	S	85	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Tosco,Belle ChasseLA		255	—	—	—	—	—	4	4	—	—	—	—	—	—	4	4	0%	0%	0%
Valero,Krotz Springs,LA		80	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Berry Petroleum,Stevens,AR	I	7	—	7	7	—	—	—	—	6	—	—	6	6	—	—	6	0%	88%	88%
Cross Oil,Smackover,AR	I	6	—	6	6	—	—	—	—	5	—	0	6	5	—	0	6	0%	96%	96%
Ergon Refining,Vicksburg,MS		23	—	23	23	—	—	—	—	—	—	20	20	—	—	20	20	0%	88%	88%
Hunt,Tuscaloosa,AL		43	—	43	43	—	—	4	4	10	—	23	33	10	—	27	38	0%	77%	87%
Lion,El Dorado,AR	I	55	47	8	55	12	—	29	42	4	—	—	4	16	—	29	46	89%	50%	83%
Southland Oil,Lumberton,MS	A	6	—	6	6	—	—	—	—	2	—	—	2	2	—	—	2	0%	27%	27%
Southland Oil,Sandersville,MS	A	11	—	11	11	—	—	—	—	7	—	—	7	7	—	—	7	0%	62%	62%
BP Amoco,Texas City,TX		437	100	137	237	47	—	8	56	—	—	166	166	47	—	174	221	56%	121%	93%
Citgo,Corpus Christi,TX		152	52	100	152	—	—	31	31	—	—	118	118	—	—	149	149	59%	118%	98%
Coastal,Corpus Christi,TX		110	30	75	105	—	—	22	22	—	—	79	79	—	—	101	101	73%	105%	96%
Crown,Houston,TX		100	20	—	20	—	—	—	—	—	—	—	—	—	—	—	—	0%	0%	0%
Exxon Mobil,Baytown,TX		508	308	200	508	86	—	281	367	10	—	77	87	96	—	358	454	119%	44%	89%
Exxon Mobil,Beaumont,TX		348	178	90	268	—	16	153	169	—	—	88	88	—	16	241	257	95%	98%	96%
Koch,Corpus Christi,TX		297	82	90	172	—	—	39	39	—	—	31	31	—	—	70	70	47%	35%	41%
Lyondell-CITGO,Houston,TX		269	—	269	269	—	—	14	14	—	—	226	226	—	—	240	240	0%	84%	89%
Motiva,Port Arthur,TX		245	145	100	245	—	—	241	241	—	—	—	—	—	—	241	241	166%	0%	98%
Neste Trifinery,Corpus Christi,TX		30	—	30	30	—	—	—	—	—	—	25	25	—	—	25	25	0%	84%	84%
Phillips,Sweeny,TX		205	100	—	100	7	—	57	64	—	—	36	36	7	—	93	100	64%	0%	100%
Premcor USA,Port Arthur,TX		225	150	25	175	—	—	148	148	—	—	45	45	—	—	193	193	99%	180%	110%
Shell,Deer Park,TX		275	50	210	260	41	—	33	74	—	—	175	175	41	—	208	249	149%	83%	96%
TotalFina,Port Arthur,TX		179	129	—	129	35	—	80	115	—	—	3	3	35	—	83	118	90%	0%	92%
UDS,Three Rivers,TX		92	—	—	—	—	—	13	13	—	—	—	—	—	—	13	13	0%	0%	0%
Valero,Corpus Christi,TX		115	65	—	65	—	—	37	37	—	—	—	—	—	—	37	37	56%	0%	56%
Valero,Houston,TX		180	160	5	165	—	—	132	132	—	—	16	16	—	—	148	148	83%	311%	90%
Valero,Texas City,TX		50	20	15	35	—	—	39	39	—	—	11	11	—	—	51	51	197%	74%	144%
Chevron,El Paso,TX	I	90	18	—	18	20	—	—	20	—	—	—	—	20	—	—	20	113%	0%	113%
Navajo,Artesia/Lovington,NM	I	60	60	—	60	61	—	—	61	—	—	—	—	61	—	—	61	101%	0%	101%
Phillips,Borger,TX	I	125	115	—	115	105	—	25	130	—	—	—	—	105	—	25	130	113%	0%	113%
TotalFina,Big Spring,TX	I	61	61	—	61	58	—	—	58	—	—	—	—	58	—	—	58	94%	0%	94%
UDS,Sunray/McKee,TX	I	146	50	—	50	39	—	—	39	—	—	—	—	39	—	—	39	79%	0%	79%
TOTAL PADD III		7,542	2,882	2,395	5,277	739	16	2,101	2,856	69	—	1,896	1,965	808	16	3,997	4,821	99%	82%	91%
TOTAL PADDs I—III		12,503	4,158	3,608	7,766	1,467	155	2,601	4,223	78	590	2,269	2,937	1,545	745	4,870	7,160	102%	81%	92%

Notes:
A Asphalt plant, not included in capacity calculations

I
Inland refinery, not included in capacity calculations

S
Sweet crude runs, not included in capacity calculations

PDVSA Finance Ltd.	V. Appendix --25

TABLE A5 2002 PADD I Refined Petroleum Products by Importer (Thousands of Barrels per Days)
	Importing Countries	Diesel	Gasoline	Jet Kero	Resid	Total	Percent
PADD I
Amerada Hess Corp.	Virgin Islands/Algeria	46.04	67.71	10.81	64.91	189.47	14%
Vitol S A Inc	Canada/Europe	21.47	101.39	0.54	51.00	174.39	13%
BP Products North America	Europe/Canada	—	145.05	0.19	—	145.24	11%
Citgo Petro Corp	Virgin Islands/PDVSA	36.53	79.48	15.38	—	131.38	10%
Warren GE	Europe/Russia	—	82.73	—	—	82.73	6%
Colonial Oil Indus Inc	Latin America/PDVSA	11.99	39.39	—	22.90	74.28	6%
Glencore Ltd.	Europe/Latin America	0.13	47.62	0.94	22.61	71.29	5%
Morgan Stanley Capital Group Inc	Russia/Canada	35.32	6.55	1.85	—	43.72	3%
Petrobras America Inc	Latin America/Europe	—	39.65	—	3.47	43.13	3%
Irving Oil Transp Corp	Canada	26.44	6.89	—	1.17	34.50	3%
Mobil Oil Corp	Canada/PDVSA	5.32	27.05	—	—	32.38	2%
Global Companies LLC	Canada/PDVSA	15.08	11.43	0.16	4.19	30.87	2%
Irving Oil Corp	Canada	11.52	14.93	1.16	1.59	29.20	2%
El Paso Merchant Energy Petro	Latin America/Europe	6.08	4.96	10.97	—	22.00	2%
Shell Trading US Co.	Europe/Russia	2.63	34.17	0.72	—	37.52	3%
Phillips 66 Co.	Europe/Africa	2.57	5.75	0.28	12.72	21.31	2%
Duke Energy Merchants LC	Europe/Others	—	19.77	—	—	19.77	1%
Statoil Marketing & Trading (US) Inc.	Europe/Others	—	19.29	—	—	19.29	1%
Itochu Intl Inc.	Europe/Others	—	13.01	—	—	13.01	1%
Ultramar Energy Inc.	Canada	8.25	2.36	1.32	0.07	12.01	1%
Other		16.86	42.41	7.96	32.45	99.68	8%

Total PADD I		246.23	811.58	52.38	217.10	1,327.19	100%

PDVSA Finance Ltd.	V. Appendix—26

TABLE A5 (continued) 2002 PADD II and PADD III Refined Petroleum Products by Importer (Thousands of Barrels per Days)
	Importing Countries	Diesel	Gasoline	Jet Kero	Resid	Total	Percent
PADD II
Western Petro Co	Canada	2.27	1.56	0.04	—	3.87	51%
Farstad Oil Inc.	Canada	1.42	0.39	0.02	—	1.84	24%
Texpar Energy Inc.	Canada	—	—	—	0.52	0.52	7%
Phillips C Oil Co	Canada	0.32	—	—	—	0.32	4%
Cass City Oil & Gas Co	Canada	0.27	0.01	—	—	0.28	4%
Center Oil Co	Canada	0.18	—	—	—	0.18	2%
Warren Petro Corp	Canada	0.13	—	—	0.04	0.16	2%
Other		0.21	0.03	—	0.22	0.46	6%
Total PADD II		4.80	1.99	0.06	0.78	7.62	100%
PADD III
Valero Mktg & Supply Co	Europe/Russia	—	—	—	61.34	61.34	19%
ExxonMobil	Europe/Latin America	—	1.56	—	60.74	62.30	19%
Orion Refg Corp	Europe/Algeria	—	—	—	41.76	41.76	13%
Flint Hills Resources LP	Europe/Russia	—	—	1.92	25.66	27.58	9%
Vitol S A Inc	Europe/Far East	0.12	17.90	—	4.89	22.91	7%
Marathon Ashland Petro LLC	Latin America/Europe	—	—	—	20.07	20.07	6%
Motiva Enterprises LLC	Europe/PDVSA	0.93	0.08	—	14.36	15.36	5%
Amoco Oil Co	Russia/Others	—	—	—	14.44	14.44	4%
Crown Central Petroleum Corp	Germany/Angola	—	—	—	13.74	13.74	4%
Koch Supply & Trading Co.	Latin American/Africa	—	4.63	—	7.48	12.11	4%
Glencore Ltd.	Latin America/Others	0.16	2.39	—	8.72	11.28	3%
Lyondell Citgo Refining LP	Estonia/Russia	—	—	—	3.90	3.90	1%
BP Products North America	Europe	—	2.87	—	—	2.87	1%
Equiva Trading Co	Virgin Islands/Belgium	—	0.37	—	2.43	2.80	1%
Texaco Refg & Mktg	United Kingdom	—	2.67	—	—	2.67	1%
Other		0.42	4.62	0.44	2.99	8.46	3%
Total PADD III		1.63	37.10	2.35	282.52	323.60	100%

PDVSA Finance Ltd.	V. Appendix—27

TABLE A6 2001 PADD I Refined Petroleum Products by Importer (Thousands of Barrels per Days)
	Importing Countries	Diesel	Gasoline	Jet Kero	Resid	Total	Percent
PADD I
Amerada Hess Corp	Virgin Islands/Algeria/Russia/Other	48.12	55.59	12.14	84.43	200.28	15%
Vitol S A Inc	Canada/PDVSA/Nigeria/Russia/Belgium/Brazil/UK/Other	31.55	73.21	2.97	76.15	183.88	14%
Citgo Petro Corp	Virgin Islands/PDVSA/Canada	41.84	77.07	17.16	—	136.07	10%
Bp Exploration & Oil Inc & Marine	Canada/Argentina/PDVSA/United Kingdom/ Netherlands/Other	2.09	71.40	2.78	17.75	94.01	7%
Warren G E	Italy/PDVSA/Russia/Estonia/India/Spain/France/Other	7.51	70.94	—	—	78.45	6%
ExxonMobil	Canada/PDVSA/France/Other	6.00	57.85	0.15	—	64.00	5%
Tosco Corp	Brazil/Sweden/France/Tunisia/Colombia/Germany/Other	33.46	4.27	—	18.76	56.49	4%
Irving Oil Corp	Canada	32.90	14.05	—	4.12	51.07	4%
Itochu Intl Inc	United Kingdom/PDVSA/Spain/Russia/Netherlands/Other	—	45.66	—	—	45.66	3%
Glencore Ltd	Russia/Virgin Islands/United Kingdom/Spain/Other	1.31	28.89	0.49	11.13	41.82	3%
Global Companies LLC	PDVSA/Canada/Latvia/Other	23.45	11.81	0.89	2.48	38.64	3%
Coastal Corp	Netherlands Antitiles/PDVSA/Italy/Other	8.03	7.59	20.74	—	36.36	3%
Colonial Oil Indus Inc	PDVSA/Netherlands Antitiles/Argentina/Other	7.23	6.84	—	21.57	35.63	3%
Sprague Energy Corp	Canada/PDVSA/Russia/Other	25.71	4.53	—	1.89	32.13	2%
Koch Petro Group LP	Brazil/Colombia/United Kingdom/Belgium/ Denmark/Other	1.50	—	1.75	27.91	31.16	2%
Morgan Stanley Capital Grp Inc	Russia/PDVSA/Canada/United Arab Emirates/ Belgium/Other	14.05	11.15	4.89	—	30.09	2%
Petrobas America Inc	Brazil/United Kingdom/Other	—	27.51	—	—	27.51	2%
Equiva Tradg Co	PDVSA/Canada/United Kingdom/Belgium/Portugal/Other	1.17	25.08	—	—	26.25	2%
Statoil Mktg & Trdg	Norway/PDVSA/Finland/Other	—	17.95	—	—	17.95	1%
Texaco Refg & Mktg Inc	United Kingdom/Brazil/France/Italy/Other	—	15.23	0.00	—	15.23	1%
Other		23.68	35.73	11.78	41.05	112.24	8%
Total PADD I		309.60	662.34	75.75	307.23	1,354.92	100%

PDVSA Finance Ltd.	V. Appendix—28

TABLE A6 (continued)
2001 PADD II and PADD III Refined Petroleum Products by Importer
(Thousands of Barrels per Days)

	Importing Countries	Diesel	Gasoline	Jet Kero	Resid	Total	Percent
PADD II
Western Petro Co	Canada	1.55	1.11	0.05	—	2.70	23%
Farstad Oil Inc	Canada	0.82	0.30	0.03	—	1.15	10%
Citgo Petro Corp	Canada	—	1.07	—	—	1.07	9%
Marathon Ashland Petro LLC	Canada / Saudia Arabia	—	—	—	0.91	0.92	8%
Consumers Energy Co	Canada	—	—	—	0.85	0.85	7%
Jensen Norman G Inc	Canada	0.83	—	—	—	0.83	7%
Triple Clean Oil Co	Canada	—	—	—	0.74	0.74	6%
Bp Exploration & Oil Inc & Marine	Canada	—	0.60	—	—	0.60	5%
Warner Petro Corp	Canada	—	—	—	0.59	0.59	5%
Center Oil Co	Canada	0.44	0.08	—	—	0.53	4%
Fleet Supplies Inc	Canada	0.34	—	—	—	0.34	3%
Phillips 66 Co	Canada	0.33	—	—	—	0.33	3%
Cass City Oil & Gas Co	Canada	0.30	—	—	—	0.30	3%
Other		0.19	0.04	0.01	0.61	0.85	7%
Total PADD II		4.79	3.20	0.08	3.70	11.78	100%
PADD III
ExxonMobil	Netherlands Antilles / Belgium / Norway / Russia / Other	—	3.48	—	75.74	79.22	26%
Valero Mktg & Supply Co	Russia / Germany / Nigeria / France / Netherlands / Sweden / Other	—	—	—	59.63	59.63	20%
Koch Petro Group LP	Algeria / Colombia / Belgium / Netherlands / PDVSA / Other	16.92	11.68	—	28.05	56.65	19%
Orion Refg Corp	Algeria / Sweden / Netherlands Antilles / United Kingdom / Other	—	—	—	21.93	21.93	7%
Marathon Ashland Petro LLC	Netherlands Antilles / Sweden / Syria / Italy / Algeria / Other	—	—	—	19.35	19.35	6%
Motiva Enterprises LLC	PDVSA / France / Belgium / Russia / Sweden / Other	—	—	—	12.98	12.98	4%
Crown Central Petro Corp	Germany / United Kingdom / Netherlands Antilles / Angola	—	—	—	12.14	12.14	4%
Vitol S A Inc	Russia / France / Belgium / Nigeria / Other	—	7.80	—	3.49	11.29	4%
Tosco Corp	Brazil / Virgin Islands / United Kingdom / Other	6.61	0.81	—	1.87	9.29	3%
Other		1.31	11.25	0.58	9.49	22.63	7%
Total PADD III		24.85	35.02	0.58	244.67	305.12	100%

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PDVSA MARKET SHARE (MB/D), 2002 East Coast, Gulf Coast and Midwest Regions
UNDERUTILIZED SOUR CRUDE CAPACITY (MB/D)